EXHIBIT 10.01

P.O. Box 7850 Mountain View CA 94039-7850

May 10, 2005

Robert B. Henske

Employment Agreement

Dear Brad:

          On behalf of Intuit Inc. (“Intuit” or the “Company”), congratulations on your promotion to the position of Senior Vice President/General Manager, Consumer Tax Group. The terms of your employment are as follows:

          1. Position. Beginning May 5, 2005 (the “Commencement Date”) you assumed the title and role of Intuit’s Senior Vice President/General Manager, Consumer Tax Group and continuing thereafter until termination pursuant to Section 8. You currently serve Intuit as its Senior Vice President, Chief Financial Officer and its principal financial officer, and will continue to hold this title and role until your replacement for this position has commenced service with the Company. You will continue to report to the President and Chief Executive Officer of Intuit. In connection with this promotion, you will begin to work from Intuit’s San Diego office. You will continue to be expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

          2. Base Salary. Your base salary will be increased to $560,000 per year, payable in accordance with Intuit’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on a fiscal year basis and increased from time to time, but such compensation shall not be reduced below $560,000 during your term of employment.

          3. Bonus.

               You will continue to be eligible to participate in Intuit’s Performance Incentive Plan (the “IPI”). Your target for your annual IPI bonus will continue to be set at 60% of your annual base salary (the “Target Bonus”).

          4. Deferred Compensation Plan Contributions.

               (a) If you are employed by Intuit on January 3, 2006, Intuit will make a fully vested employer contribution of $350,000 on your behalf to the Intuit Inc. 2005 Executive Deferred Compensation Plan (the “NQDCP”) within thirty days thereafter.

You will not be entitled to this contribution if your Intuit employment terminates prior to January 3, 2006.

               (b) In accordance with the terms and conditions of the NQDCP, you will be able to elect to have these contributions credited with earnings pursuant to the investment alternatives offered under the NQDCP and elect when to take distribution of these contributions and any earnings credited thereon.

          5. Stock Awards.

               (a) You remain eligible to be granted stock options and other equity-based awards from time to time as determined by the Compensation and Organizational Development Committee of the Board of Directors.

               (b) You were granted a nonqualified stock option for 400,000 shares on January 3, 2003 (the “Option”) under the Intuit Inc. 2002 Equity Incentive Plan (the “2002 Plan”) with Intuit’s standard three year vesting schedule which provides that 33-1/3% of the shares subject to the Option vested and became exercisable on January 3, 2004, and 2.778% of the shares subject to the Option vest and become exercisable on each January 3rd thereafter. Notwithstanding the foregoing vesting schedule for the Option, in the event of your Termination Following a Change in Control, an Involuntary Termination or Termination without Cause and in accordance with Sections 10(b) and 10(c) below, you will have immediate acceleration of the vesting and exercisability of the Option by that portion of the shares subject to the Option that would have vested and become exercisable in the eighteen (18) full calendar months following the effective date of such termination. In the event that your employment terminates, the unvested portion of the Option will terminate and you will have six months following the date of your termination of employment in which to exercise the then vested portion of your Option. At the end of the six months any vested portion of the Option that you have not yet exercised will terminate. As provided in the 2002 Plan, that post-termination exercise period for the Option will be twelve months in the event your employment terminates due to your disability and eighteen months if your employment terminates due to your death. You should consult a tax advisor concerning your income tax consequences before exercising any of the Option. Intuit has registered the shares issuable under options granted under the 2002 Plan on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the Option remains outstanding.

          6. Relocation Benefits. You will receive a monthly relocation stipend of $5,000, net of federal, state and local income and employment taxes, for twelve months (or earlier termination of your employment). At the end of the twelve month period, Intuit will in good faith review this monthly relocation stipend for the following twelve months.

          7. Other Benefits. Your eligibility for health insurance, 401(k), employee stock purchase plan, vacation accrual and for other benefits generally offered to all Intuit senior executives of similar rank and status remains unchanged.

          8. Employment and Termination. Your employment with Intuit will be at-will and may be terminated at any time for any reason as follows:

               (a) You may terminate your employment upon written notice to the President and Chief Executive Officer of Intuit at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

               (b) You may terminate your employment upon written notice to the President and Chief Executive Officer of Intuit at any time in your discretion without Good Reason (“Voluntary Termination”);

               (c) Intuit may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

               (d) Intuit may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”);

               (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors (“Termination for Death or Total Disability”); provided that “total disability” shall mean that for a period of one hundred eighty (180) days (A)(i) for so long as such definition is used for purposes of Intuit’s group life insurance and accidental death and dismemberment plan or group or long term disability plan, that you are unable to perform each of the material duties of any gainful occupation for which you are or become reasonably fitted by training, education or experience and which total disability is in fact preventing you from engaging in any employment or occupation for wage or profit; or (ii) if such definition has changed, such other definition of “total disability” as determined under Intuit’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (B) Intuit shall have received from your primary care physician a certificate that your total disability is likely to be permanent.

               (f) During the one year following a Change in Control, (i) if you are not a Section 16 Officer of the surviving entity or acquirer that results from any Change in Control or (2) your employment terminates other than for a Voluntary Termination, Termination for Death or Total Disability, or Termination for Cause (a “Termination Following a Change in Control”).

          9. Definitions. As used in this agreement, the following terms have the following meanings:

               (a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Senior Vice President or a change in your relationship such that you no longer report directly to the Chief Executive Officer; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your consent or material breach by Intuit of any of its obligations hereunder after providing Intuit with written notice within seven days of such breach and an opportunity to cure; (iii) failure of any successor to assume this agreement pursuant to Section 15(d) below; or (iv) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters or its San Diego office.

               (b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.

               (c) “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to the Commencement Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

          10. Separation Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

               (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any severance benefits.

               (b) In the event of your Involuntary Termination or Termination without Cause, conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors in a form acceptable to the Company, you will be entitled to (i) a single lump sum severance payment equal to eighteen (18) months of your current annual base salary and one and one-half times your Target Bonus for the then current fiscal year (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination (or six months after the effective date of your termination if required to avoid the additional tax and interest of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)); and (ii) immediate acceleration of the vesting and exercisability of the option granted to you on January 3, 2003 (the “Option”) by that portion of the shares subject to the Option that would have vested and become exercisable in the eighteen (18) full calendar months following the effective date of such termination.

               (c) In the event of your Termination Following a Change in Control, conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors in a form acceptable to the Company, you will be entitled to (i) a single lump sum severance payment equal to eighteen (18) months of your current annual base salary and one and one-half times your Target Bonus for the then current fiscal year (less applicable deductions and withholdings) payable within thirty (30) days after the effective date of your termination (or six months after the effective date of your termination if required to avoid the additional tax and interest of Section 409A); and (ii) immediate acceleration of the vesting and exercisability of the Option by that portion of the shares subject to the Option that would have vested and become exercisable in the eighteen (18) full calendar months following the effective date of such termination.

               (d) If your severance benefits provided for in this Section 10 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance benefits under this Section 10 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

               (e) No payments due you hereunder shall be subject to mitigation or offset.

          11. Indemnification Agreement. Intuit remains subject to its standard form of indemnification agreement for officers and directors which was entered into with you effective January 6, 2003 to indemnify you against certain liabilities you may incur as an officer or director of Intuit.

          12. Confidential Information and Invention Assignment Agreement. You remain subject to the Employee Invention Assignment and Confidentiality Agreement which you signed when you commenced employment with Intuit.

          13. Nonsolicitation. During the term of your employment with Intuit and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with Intuit.

          14. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

          15. Miscellaneous.

               (a) Authority to Enter into Agreement. Intuit represents that its President and Chief Executive Officer has due authority to execute and deliver this agreement on behalf of Intuit.

               (b) Absence of Conflicts. You represent that on the Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

               (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

               (d) Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit’s obligations under this agreement.

               (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing, with a copy to legal counsel you designate. Notices to Intuit will be addressed to its General Counsel at Intuit’s corporate headquarters.

               (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

               (g) Entire Agreement. This agreement, including the Employee Invention Assignment and Confidentiality Agreement and your indemnification agreement with Intuit, represents the entire agreement between us concerning the subject matter of your employment by Intuit and entirely supersedes, except to the extent expressly noted elsewhere herein, the terms and conditions of that certain Employment Agreement (the “2002 Agreement”) between you and Intuit that was accepted by you on December 30, 2002. By executing this Agreement you specifically agree that these changes in title and responsibilities do not constitute an event constituting Good Reason (as defined in the 2002 Agreement) and therefore, there has been no Involuntary Termination (as defined in the 2002 Agreement), nor a Termination without Cause (as defined in the 2002 Agreement) and you have no right to any of the benefits provided under the 2002 Agreement.

               (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

          Brad, we look forward to your continuing success with Intuit in this new capacity. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,

/s/ STEVE BENNETT	/s/ ROBERT HENSKE

Steve Bennett	Robert “Brad” Henske
President and Chief Executive Officer,
Intuit Inc.

Accepted May 10, 2005